INFINIUM LABS

June 1, 2004

Richard S. Skoba
2003 Medicine Bow Drive
Wildwood, MO 63011

Dear Rich,

Infinium Labs, Inc. ("the Company") is pleased to confirm our offer to you on the following terms listed below. Please treat the details of this offer as confidential.

1. Employment Duties: Your employment shall be with the Company in the position of Executive Vice President, Sales & Business Development reporting to the President and COO.

This offer has been extended based on your general knowledge, background, experience and skill, not due to any knowledge you might have of your current employer's or any previous employer's trade secrets or other company specific information. As a condition of your employment at Infinium Labs, you will be required to sign a Nondisclosure/Confidentiality Agreement in which you agree not to disclose or use confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should use extreme care not to bring Infinium Labs any documents or other materials belonging to or acquired from any current or prior employer. By accepting this offer, you confirm that you have not disclosed to us or brought with you any confidential or proprietary information or trade secrets of any current or prior employer.

2. Start Date: Your effective date of hire is January 3, 2004.

3. Salary: From your date of hire through February 3, 2004 you received $5,208.33 gross semi-monthly minus withholdings. Effective February 4, 2004, you receive $7,291.67 gross semi-monthly minus withholdings. Effective June 1, 2004 you shall receive a monthly increase to your current salary for five months, in equal installments, until the semi-monthly payment reaches 9,375.00 gross paid on the 15th and the last day of the month, from which the Company will continue to withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Advance Against Commissions: Effective June 1, 2004, you shall receive a recoupable advance against commissions in the amount of $5,000 per month, less applicable wage deductions, until a formal commission plan is in place and commissions are earned by you. This advance will be paid at the end of each month through the Company's payroll. Upon formalization of the Company's commission plan and commissions having been earned by you, advance payments made pursuant to this paragraph will be deducted from your monthly commission payments in the amount of $5,000 per month or the total amount of your monthly commissions earned, whichever amount is less, until all recoupable advances have been repaid. In the event that the Company terminates your employment for Cause,(as defined below) or in the event that you choose to terminate your employment with the Company for any reason, prior to the full recoupment of advanced commissions, such advanced commissions shall be deemed to have been a loan subject to repayment by you in the amount of $5,000 per month until such loan is satisfied.

5. Stock Option Plan: We are also pleased to offer you the option to purchase one million five hundred thousand (1,500,000) shares of stock in Infinium Labs with an exercise price of $0.50 per share. These options will be granted pursuant to the terms of the Infinium Labs Stock Option Plan. In addition, you have received 800,000 shares of stock which was gifted to you by Timothy M. Roberts from his personal holdings. This was a one-time gift and is subject to any SEC restrictions that might apply to such shares of stock as well as applicable taxes for which you will be personally responsible.

6. Benefits: You will be eligible to participate in the Company's benefits program.

7. Termination: In the event that you are terminated by the Company without Cause, you shall receive from the Company six (6) months' severance pay and benefits based on your Base Pay then in effect. Severance will be paid through the Company's regular payroll in equal installments over the severance period upon execution of an appropriate release. All unvested stock options shall vest immediately without restrictions and remain with you.

"Cause" shall be defined as: (i) your willful, material and irreparable breach of this Agreement; (ii) your gross negligence in the performance or intentional nonperformance continuing for ten (10) days after receipt of written notice of need to cure any of the your material duties and responsibilities hereunder; (iii) your dishonesty, fraud or misconduct with respect to the business or affairs of the Company or any Infinium Company which materially or adversely affects the operations or reputations of the Company or the Infinium Companies; (iv) your conviction of a felony crime; (v) chronic alcohol abuse or illegal drug abuse by you; or (vi) any conduct by you, on or off duty, which, in the reasonable judgment of the Board of Directors, has been or is likely to be injurious to the interest, property, operations, business, or reputation of the Company, including to its employees or customers. In the event of a termination for Cause, as enumerated above, you shall receive no severance compensation, and all unvested stock options granted to you shall be forfeited to the Company.

PHANTOM

Infinium Labs Corporation
2033 Main Street Suite 309
Sarasota, FL 34237
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net

INFINIUM LABS

This offer is contingent upon proof of US citizenship or alien work permission as required under federal regulations.

By acceptance of this offer, I, the undersigned, agree that this letter supersedes any previous offers, agreements or understandings, whether verbal or in writing. Please sign and return the copy of this acceptance letter and keep the original for your records.

Sincerely,
Infinium Labs, Inc.

Offer Accepted: [signature]

Date: June 1, 2004

[signature]

Kevin Bachus
President & COO

PHANTOM

Infinium Labs Corporation
2033 Main Street Suite 309
Sarasota, FL 34237
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net